Exhibit 99.1

(INSITUFORM-TECH)(INSU) Insituform Technologies, Inc. Assesses Impact of Hurricane Katrina on Operations in Gulf Region

Chesterfield, MO - September 1, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) today stated that it is assessing the effects of Hurricane Katrina on operations in the Gulf region.
The Company’s first and primary concern is locating and accounting for all of its employees in the region. The Company has a number of crews, administrative and support personnel based in its Hammond, Louisiana office. At present, most have been accounted for, and the effort to locate every employee continues. All crews in the region have been idled by the storm and its aftermath, and the Company is exploring arrangements to move the crews out of the area until operations can resume.
In the wake of this storm, and given the Company’s significant operations in the Gulf states, the Company anticipates a short-range adverse impact on our third and fourth quarter results. Delays in the region could range from weeks to months, depending on project locations along the Gulf Coast. Additionally, the Company’s operations in the Southeast may be hampered by any short-term fuel shortage affecting the region. The Company has a number of facilities in Louisiana, Mississippi and Alabama, but none suffered significant damage in the storm. Four hurricanes that struck the Southeast last year resulted in an immediate short-term negative impact to the Company’s operations.
Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about the Company can be found on its Internet site at www.insituform.com.
This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, among other things, the Company’s assessment of the impact of Hurricane Katrina on the Company’s third quarter results, and the Company’s ability to operate due to fuel shortages. The Company does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT:     Insituform Technologies, Inc.
                         Christian G. Farman, Senior Vice President and CFO
                         (636) 530-8000